Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

www.aig.com

AIG Contacts:

Quentin McMillan (Investors): Quentin.Mcmillan@aig.com

Dana Ripley (Media): Dana.Ripley@aig.com

Blackstone Contacts:

Weston Tucker (Investors): Weston.Tucker@blackstone.com
Matt Anderson (Media): Matthew.Anderson@blackstone.com

AIG Announces Strategic Partnership with Blackstone for its Life & Retirement Business and Sale to Blackstone of Certain Affordable Housing Assets

-	AIG to Sell 9.9% Equity Stake in its Life & Retirement Business to Blackstone for $2.2 Billion

-	AIG and Blackstone to Enter into a Strategic Asset Management Relationship for a Portion of the Life & Retirement Investment Portfolio

-	AIG to Sell Certain Affordable Housing Assets to Blackstone Real Estate Income Trust, Inc. for $5.1 Billion

-	Transactions Provide AIG with Significant Financial Flexibility and Support AIG’s Progress toward Separating its Life & Retirement Business

NEW YORK – July 14, 2021 – American International Group, Inc. (NYSE: AIG) and Blackstone (NYSE: BX) today announced that they have reached a definitive agreement for Blackstone to acquire a 9.9% equity stake in AIG’s Life & Retirement business for $2.2 billion in an all cash transaction.

As part of this agreement, AIG also agreed to enter into a long-term strategic asset management relationship with Blackstone to manage an initial $50 billion of Life & Retirement’s existing investment portfolio upon closing of the equity investment, with that amount increasing to $92.5 billion over the next six years.

Upon the closing of these transactions, which are expected to occur simultaneously by the end of the third quarter of 2021, Jon Gray, President and Chief Operating Officer of Blackstone, will join the Life & Retirement Board of Directors. These transactions are subject to HSR approval and other customary closing conditions.

FOR IMMEDIATE RELEASE

Separately, AIG and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, also announced today that they have reached a definitive agreement for BREIT to acquire AIG’s interests in a U.S. affordable housing portfolio for approximately $5.1 billion, in an all cash transaction. This transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2021.

“Today’s announcement is an important milestone for AIG. Establishing a cornerstone partnership on several fronts with such a highly regarded organization as Blackstone validates the strength of our market-leading Life & Retirement business and provides it with additional growth opportunities, provides AIG with flexibility as we continue to work to separate Life & Retirement from AIG, and results in significant new capital for AIG to deploy to support our capital management priorities,” said Peter Zaffino, President and Chief Executive Officer of AIG.

Mr. Zaffino added: “AIG has stewarded the Affordable Housing portfolio for more than 30 years. While the highly specialized assets subject to this transaction are attractive investments, they are no longer core to AIG’s long-term investment strategy. We believe Blackstone has the right expertise and commitment to stakeholders to manage these assets going forward.”

“We look forward to a productive and value-enhancing partnership with Blackstone as we continue to build momentum on our journey to become a top performing company.”

Jon Gray said: “We are honored to become AIG’s strategic partner, supporting the growth and success of one the world’s top life insurers as a standalone business. We believe our leading private credit origination platform will play an important role to help meet long-term policyholder obligations while maintaining strong credit quality.”

Kathleen McCarthy, Global Co-Head of Blackstone Real Estate, commenting on the real estate transaction, added: “These communities provide critical affordable housing and we look forward to being long-term owners. We will make significant investments to improve the apartments while ensuring they remain affordable and in compliance with all rent regulations. We are committed to working with our partners in this sector to expand the supply of affordable housing.”

AIG’s financial advisors with respect to the Life & Retirement transactions are Evercore and J.P. Morgan Securities LLC, and its legal advisors are Wachtell, Rosen, Lipton & Katz and Debevoise & Plimpton LLP. With respect to the sale of the Affordable Housing portfolio, CBRE Capital Advisors, Inc. acted as AIG’s financial advisor, and its legal advisors are Sullivan & Cromwell LLP, Nixon Peabody LLP and Elkins Kalt Weintraub Reuben Gartside, LLP.

On the Life and Retirement transactions, Goldman Sachs served as financial advisor, and Simpson Thacher and Bartlett LLP and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Blackstone. With respect to the Affordable Housing portfolio transaction, Blackstone’s financial advisors were Eastdil Secured, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC and legal advisors were Simpson Thacher & Bartlett LLP and Jones Day.

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FOR IMMEDIATE RELEASE

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our $649 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

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